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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                    N2K INC.


                     Pursuant to Sections 242 and 245 of the
            General Corporation Law of the State of Delaware ("DGCL")



         N2K Inc., organized and existing under and by virtue of the DGCL (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Corporation was initially incorporated and its Certificate of Incorporation was initially filed in the Office of the Secretary of State of the State of Delaware on June 5, 1996;

         SECOND: That the Board of Directors of the Corporation, acting pursuant to Sections 141(f), 242 and 245 of the DGCL, by written consent in lieu of meeting dated October 15, 1997, declared it advisable and in the best interests of the Corporation to amend and restate the Certificate of Incorporation of the Corporation, and to effect such amendments approved and adopted the following resolutions:

         RESOLVED that the following Amended and Restated Certificate of Incorporation be and hereby is adopted and shall be effective at 1:00 p.m. on October 22, 1997, which is the time immediately following the automatic conversion of all outstanding shares of the Corporation's preferred stock at the time of consummation of the initial public offering of the Corporation's common stock:

ARTICLE 1. The name of the corporation is N2K Inc. (the "Corporation").

ARTICLE 2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE 3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE 4. The aggregate number of shares of all classes of stock



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which the Corporation has authority to issue is 140,000,000 shares, consisting of (A) 100,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), and (B) 40,000,000 shares of Preferred Stock, par value $.001 per share ("undesignated Preferred Stock") (all Preferred Stock, whether designated or undesignated shall be collectively referred to as "Preferred Stock"), which shall be undesignated subject to designation and having such rights and preferences as set forth in a resolution adopted by the Board of Directors of the Corporation in accordance with the DGCL.

         The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof in respect of the Common and Preferred Stock are as follows:

A.       COMMON STOCK

         1. Rights. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when and as declared by the Board of Directors of the Corporation out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding-up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding-up of the Corporation or otherwise.

B.       UNDESIGNATED PREFERRED STOCK

         The Board of Directors is authorized by duly adopted resolution or resolutions, subject to limitations prescribed by law and the provisions of this
Article 4, to provide for the issuance of the shares of Preferred Stock in one or more additional series by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

         The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

         1. The number of shares constituting that series and the distinctive designation of that series;


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         2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and different redemption dates;

         6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

         8. Any other relative rights, preferences and limitations of that series.

ARTICLE 5. Elections of directors need not be by written ballot unless required by the By-laws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given in accordance with Section 228 of the DGCL.

ARTICLE 6. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the By-laws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal By-laws made by the Board of Directors.

ARTICLE 7. A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the


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director's duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         THIRD: That the holder of all the outstanding capital stock of the Corporation, acting pursuant to Sections 228, 242 and 245 of the DGCL, by written consent in lieu of meeting dated October 15, 1997, consented to the adoption of the foregoing resolutions and amendments; and that the aforesaid amendments were duly adopted in accordance with the applicable provisions of the DGCL.

         IN WITNESS WHEREOF, N2K Inc., a Delaware corporation, has caused this Amended and Restated Certificate of Incorporation to be signed as of this 16th day of October, 1997 by Lawrence L. Rosen, its Chairman, and Bruce Johnson, its Secretary.



                                 N2K INC.



                                 By   /s/ Lawrence L. Rosen
                                     -------------------------------------
                                     Lawrence L. Rosen
                                     Chairman


ATTEST:



/s/ Bruce Johnson
----------------------------------
Bruce Johnson
Secretary


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